Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of Provectus Pharmaceuticals, Inc. of our report dated March 14, 2013 relating to the financial statements of Provectus Pharmaceuticals, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BDO USA, LLP

Chicago, Illinois April 8, 2013